For period ending 12/31/02
File number 811 - 116


77(C). Matters submitted to a vote of security holders.

          a) Meeting of shareholders - August 8, 2002

               (1) Directors elected:

                    Louise H. Bryson, Mary Anne Dolan, Martin Fenton, Leonard R. Fuller, Claudio X. Gonzalez Laporte, Paul G. Haaga, Jr., James B. Lovelace, John G. McDonald, Bailey Morris-Eck, Richard G. Newman, Donald D. O'Neal, Olin C. Robison, James
                    F. Rothenberg, R. Michael Shanahan, William J. Spencer.

               (2) Ratification  or rejection of the  selection by the Board of
                   Directors of Deloitte & Touche LLP as the independent accountant


                    Votes:          Affirmative      Against       Abstain

                    1,341,281,762   1,311,293,659    9,180,014     20,808,089



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